Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated September 24, 2014, with respect to the statement of revenues and certain expenses of Front Range Village for the fiscal year ended June 30, 2014, included in the Current Report on Form 8-K of Ramco-Gershenson Properties Trust dated September 24, 2014.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Ramco-Gershenson Properties Trust and subsidiaries on Form S-3 (File No. 190546) and on Forms S-8 (File No. 333-66409, File No. 333-121008, File No. 333-160168, and File No. 333-182514).

/s/ GRANT THORNTON LLP
Southfield, Michigan
September 24, 2014